                                                  Exhibit 10.20.5


        AMENDMENT NUMBER FOUR TO STEAM PURCHASE CONTRACT
            BETWEEN O'BRIEN ENERGY SYSTEMS, INC. AND
                E. I. DUPONT DE NEMOURS & COMPANY
                 (Parlin Cogeneration Facility)


      WHEREAS, O'Brien Energy Systems, Inc. (O'Brien") and E. E. DuPont de Nemours & Company ("DuPont") entered into a Steam Purchase Contract dated December 8, 1986, which was subsequently modified by Amendment Number One, dated January 12, 1988, but Amendment Number Two in the form of a Letter Agreement dated July 25, 1988, and by Amendment Number Three, dated December 12, 1988; and

     WHEREAS, the Steam Purchase Contract was assigned by O'Brien
Energy  systems to O'Brien (Parlin) Cogeneration Inc. on December
12, 1988, which assignment was consented to by DuPont on the same date; and

      WHEREAS, the Parties desire to ratify said Agreement, as amended, and make certain further modifications thereto;

      NOW THEREFORE, in consideration of the mutual covenants contained herein, the sufficiency of which is acknowledged by both Parties, the Parties do hereby agree as follows:

      1. Agreement Regarding Disposal of Process Waste Water, Storm Water, and Domestic Water from the Cogeneration Facility:
Paragraphs 3 (B) and (C) of the Third Amendment to the Steam Purchase Agreement, are hereby replaced with the following language:

     "(B) DuPont agrees to permit O'Brien to provide a storm water detention basin and connect into the existing plant industrial/storm piping system, so that rain water may be discharged from the site. Additionally, DuPont agrees to permit O'Brien to discharge non-contact process water from the Facility into the industrial/storm sewer piping system subject to the following terms and conditions:

     (1) O'Brien shall conduct a detailed analysis of the existing piping system to certify that the piping system has the capacity to handle all of the existing flow, including storm water and non-contact process water from the Fabricated Products portion of the DuPont Plant, in addition to projected storm water and non-contact process water flows from the Cogeneration Facility. In the event that the existing piping system is inadequate to handle all the foregoing flows, O'Brien shall have the right, at its cost, to implement remedial measures such as a storage tank, to ensure adequate capacity.

     (2)  The  maximum  non-contact process water,  i.e.  cooling
          tower   and   boiler  blowdown,  and  water   treatment
          regeneration, flow from O'Brien shall be 193 gpm.

     (3) The water discharged into the DuPont system from the Facility shall meet all current, proposed, and future government regulations.

     (4) O'Brien shall provide a continuous monitoring system to measure flow and collect a sample for analysis of constituents, in order to audit O'Brien's discharges. DuPont shall be responsible at its costs for obtaining operating permits, sampling and testing.

     (5) O'Brien and DuPont shall share costs, prorated based on projected respective volumes, for permitting, maintenance, sampling and testing. This will include an initial TV camera survey of the line and any necessary repairs to the line.

     (6) DuPont shall obtain written assurances from the New Jersey Department of Environmental Protection that O'Brien's flow may be discharged under DuPont's permit. Specifically, DuPont shall obtain authorization for the discharge of up to 193 gpm of non-contact process waste water from O'Brien's Facility. Dupont agrees, during the term of the Steam Purchase Agreement, to allocate to O'Brien, 193 gpm of capacity under its permit.

     The Parties further agree that, as long as the process waste water discharged by O'Brien does not exceed the contaminant parameters set out in Exhibit A, O'Brien's discharge falls within the requirements of DuPont's existing permit. Should DuPont's permit conditions change, the Parties agree to amend Exhibit A to assure continued compliance. DuPont shall use its best efforts to keep its discharges within permit requirements, and will use its best efforts to make certain that O'Brien's ability to discharge is not impaired due to the failure of DuPont's discharge to meet applicable standards.

     (C) DuPont hereby agrees that it has adequate available capacity to handle the discharge of the Facility's domestic wastes into the DuPont sanitary sewer system. O'Brien shall bear the cost of connecting to that system, and shall provide sampling and monitoring facilities to continuously test effluent flows. DuPont has represented to O'Brien that the Middlesex County Utility Authority (MCUA) has stated that the estimated 2 GPM of additional flow will not require any changes to DuPont's MCUA permit. DuPont agrees to obtain a letter from MCUA to this effect. DuPont will be responsible for any operation, maintenance and permitting costs associated with the sanitary sewer line for the discharge of domestic wastes."

      2.    Agreement  Concerning Fire  Protection  System:   The
parties  agree  to  replace Paragraph 3 (E) of  Amendment  Number
Three with the following new sections 3 (E) and (F):

     "(E) Dupont hereby confirms that it has available adequate capacity to supply 2500 gpm at 90 psig of water and agrees to permit O'Brien to connect the Facility to DuPont's existing fire protection water supply system, in order to provide fire protection for the Facility, subject to O'Brien undertaking the following improvements. First, O'Brien shall replace the existing eight inch line from DuPont's feed point with a new line which is adequate to carry 2500 gallons per minute. Second, O'Brien will provide an automatic flow control valve. Third, O'Brien agrees to pay DuPont for the cost of repairing the fire water lake bottom. This cost shall not exceed $25,000, and DuPont assumes responsibility for an any liability associated with disposal of dredged soil. Design and construction of the above additions and modifications to the fire protection system and the certification that the system has the capacity to meet O'Brien's needs will be O'Brien's responsibility and expense. O'Brien agrees to an annual test by DuPont in accordance with DuPont standards, of the piping system on the Facility site.

     (F) DuPont agrees not to repair or alter its fire protection water supply system in a manner which would deprive O'Brien of a sufficient water supply for its fire protection system without the consent of O'Brien. O'Brien further agrees to indemnify DuPont in accordance with
     Article 16 of this Agreement should such indemnity be required in connection with a failure of DuPont's fire protection water supply system to put out a fire at the Facility. If O'Brien connects the Facility to DuPont's fireprotection water supply system, it agrees to pay its proportionate share of any repair costs due to a failure of the fire protection water supply system on that portion of the fire protection water supply system being utilized by O'Brien, such costs to be computed on a pro-rata basis with reference to the percentage of square footage comprising buildings at O'Brien's Facility as compared to square footage comprising buildings owned by DuPont at the Parlin site. O'Brien further agrees to design the Facility fire protection system via a fire "loop" which will tie into the

     DuPont fire protection water supply system at both connection points at the outer boundaries of the leased premises and which will eliminate the existing DuPont fire protection water supply system piping on the leased premises."

      3. Complete Agreement: This Fourth Amendment, combined with the original contract, as amended, constitutes the complete agreement between the Parties. Any further amendment shall be in writing, and signed by both Parties.


AGREED AND ACCEPTED:

E. I. DUPONT DE NEMOURS & COMPANY       O'BRIEN (PARLIN)
                                        COGENERATION INC.



By: /s/ George R. Carson                By: /s/ Joel D. Cooperman

Date: 7/26/89                           Date: 7/14/89